EXHIBIT 12

KENTUCKY UTILITIES COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of $)

	2004	2003	2002	2001	2000

Earnings:
Net Income	$133,471	$91,402	$93,384	$96,278	$95,524

Add:
Federal income taxes - current	39,291	29,118	37,839	57,389	45,276
State income taxes - current	17,698	11,322	10,299	13,197	9,400
Deferred Federal income taxes - net	21,988	11,378	3,482	(12,117)	(3,376)
Deferred State income taxes - net	(503)	904	1,459	(1,118)	927
Investment tax credit - net	(2,054)	(2,641)	(2,955)	(3,446)	(3,674)
Undistributed income of Electric Energy, Inc.	2,559	(3,644)	(6,967)	258	70
Fixed charges	26,425	25,980	26,717	35,215	40,834
Earnings	238,875	163,819	163,258	185,656	184,981

Fixed Charges:
Interest Charges per statements of income	25,501	25,249	25,688	34,043	39,484
Add:
One-third of rentals charged to operating expense (1)	924	731	1,029	1,172	1,350
Fixed charges	$26,425	$25,980	$26,717	$35,215	$40,834

Ratio of Earnings to Fixed Charges	9.04	6.31	6.11	5.27	4.53

NOTE:

(1)	In the Company’s opinion, one-third of rentals represents a reasonable approximation of the interest factor.

Rents	2,773	2,193	3,087	3,517	4,051
	924	731	1,029	1,172	1,350

LOUISVILLE GAS AND ELECTRIC COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of $)

	2004	2003	2002	2001	2000

Earnings:
Net Income	$95,618	$90,839	$88,929	$106,781	$110,573

Add:
Federal income taxes - current	33,850	25,768	24,564	41,127	30,425
State income taxes - current	13,008	10,003	7,653	8,185	4,450
Deferred Federal income taxes - net	11,384	16,793	20,258	12,595	24,233
Deferred State income taxes - net	(795)	1,716	4,357	3,840	6,787
Investment tax credit - net	(4,153)	(4,207)	(4,153)	(4,290)	(4,274)
Fixed charges	33,732	31,378	30,551	38,755	46,438
Earnings	182,644	172,290	172,159	206,993	218,632

Fixed Charges:
Interest Charges per statements of income	32,787	30,647	29,805	37,922	43,218
Add:
One-third of rentals charged to operating expense (1)	945	731	746	833	3,220
Fixed charges	$33,732	$31,378	$30,551	$38,755	$46,438

Ratio of Earnings to Fixed Charges	5.41	5.49	5.64	5.34	4.71

NOTE:

(1)	In the Company’s opinion, one-third of rentals represents a reasonable approximation of the interest factor.

Rents	2,834	2,192	2,237	2,500	9,660
	945	731	746	833	3,220